As filed with the Securities and Exchange Commission on April 1, 2003
Registration No. 33-999868

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DARLING INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

DELAWARE	251 O'Connor Ridge Boulevard, Suite 300	36-2495346
(State or other jurisdiction	Irving, Texas 75038	(I.R.S. Employer
of incorporation)	(Address of principal executive offices)	Identification No.)

Darling International Inc.-
1994 Employee Flexible Stock Option Plan
(Full Title of the Plan)
Joseph R. Weaver, Jr.
General Counsel and Secretary
Darling International Inc.
251 O'Connor Ridge Boulevard, Suite 300
Irving, Texas 75038
(Name and address of agent for service)
(972)717-0300
(Telephone number, including area code, of agent for service)

Copy to:
Dechert LLP
4675 MacArthur Court, Suite 1400
Newport Beach, CA 92660
Attention: Fredric J. Klink, Esq.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.01 per share	512,198	$1.98	$1,014,152	$82.04

(1) This Registration Statement on Form S-8 relates to the registration of the offer and sale of up to an additional 512,198 shares of common stock, par value $.01 per share, of the Registrant issuable under the Darling International Inc. 1994 Employee Flexible Stock Option Plan. See "Incorporation by Reference" with respect to the Registrant's Registration Statement on Form S-8 (Registration No. 33-99868), filed on November 29, 1995 and originally relating to 500,000 shares of common stock (currently 1,500,000 shares of common stock after giving effect to a three-for-one stock split that was made effective on November 7, 1997).

(2) Pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices of the Registrant's common stock on the American Stock Exchange as of March 27, 2003. Further, the amount of the registration fee relates only to the additional 512,198 shares of common stock issuable under the Darling International Inc. 1994 Employee Flexible Stock Option Plan being registered pursuant to this Registration Statement on Form S-8.

        This Registration Statement on Form S-8 relates to the registration of the offer and sale of up to an additional 512,198 shares of common stock, par value $.01 per share, of Darling International Inc., which may be issued under the 1994 Employee Flexible Stock Option Plan. Darling International hereby incorporates by reference, to the extent not otherwise amended or superseded by the contents hereof, the contents of the Registration Statement on Form S-8, File No. 33-99868, filed with the Securities and Exchange Commission on November 29, 1995, originally covering awards for 500,000 shares of common stock (currently 1,500,000 shares of common stock after giving effect to a three-for-one stock split that was made effective on November 7, 1997).

PART I.
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS.

        Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, is not required to be filed with the SEC and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933.

        The following reoffer prospectus filed as part of this registration statement has been prepared in accordance with General Instruction C of Form S-8 and, pursuant thereto, may be used for reofferings and resales of the shares of common stock registered hereby.

REOFFER PROSPECTUS
MARCH 31, 2003

2,012,198 Shares

Darling International Inc.

Common Stock

        Executive officers and other key employees of Darling International who have exercised options to purchase shares of our common stock under our 1994 Employee Flexible Stock Option Plan may sell up to 2,012,198 shares of our common stock. We will not receive any proceeds from any sale of shares offered by this prospectus.

        The shares offered by this prospectus could be sold in several ways, including in transactions on the American Stock Exchange, or otherwise, at prevailing market prices at the time of sale, or in privately negotiated transactions at prices agreed upon by the parties.

        Our common stock is quoted on the American Stock Exchange under the symbol "DAR." On March 27, 2003, the closing sales price of our common stock on the American Stock Exchange was $2.00.

        Our principal executive office is located at 251 O'Connor Ridge Boulevard, Suite 300, Irving, TX 75038, and our telephone number is (972) 717-0300.

Investing in our common stock involves risks.
See "Risk Factors" starting on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Forward-Looking Statements	2
Risk Factors	3
Darling International Inc.	9
Use of Proceeds	10
Selling Stockholders	10
Plan of Distribution	11
Where You Can Find More Information--
Incorporation of Documents by Reference	12
Legal Matters	13
Experts	13

FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Factors that could contribute to these differences are discussed in the "Risk Factors" section beginning on page 3 of this prospectus, and elsewhere in this prospectus as well as in our previous filings with the SEC.

        In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. We urge you not to unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.

        The terms “Darling,” “our,” “we” and “us” as used in this prospectus, refer to Darling International Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

        We urge you to rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, we urge you not to rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. We urge you to assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have not undertaken any action to permit a public offering of the securities offered by this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities offered by this prospectus and the distribution of this prospectus outside of the United States.

RISK FACTORS

        Investing in our common stock will provide you with an equity ownership interest in Darling. As one of our shareholders, your investment will be subject to risks inherent to our business. You should carefully consider the risks described below together with all of the other information included in or incorporated by reference into this prospectus before making an investment decision. If any of the events described in the following risk factors actually occurs, our business, financial condition or results of operations could be harmed. If any of these events occurs, the trading price of our common stock could decline and you may lose all or part of your investment.

Fluctuations in market prices of finished products—our profitability and cash flow may be reduced by decreases in the market price of our products.

        Our finished products are commodities, the prices of which are quoted on established commodity markets. Accordingly, our profitability will be affected by fluctuations in the prevailing market prices of such finished products. A significant decrease in the market price of our products would have a material adverse effect on our profitability and cash flow.

Substantial leverage and debt service—we have substantial debt and have significant interest payment requirements which could adversely affect our ability to operate our business.

        We have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to the holders of our common stock including the risks that:

  we will be required to use a substantial portion of our cash flow from operations to pay our indebtedness, thereby reducing the availability of our cash flow to fund the implementation of our business strategy, working capital, capital expenditures, product development efforts and other general corporate purposes;
  our interest expense could increase if interest rates in general increase because all of our debt will bear interest based on market rates;
  our level of indebtedness will increase our vulnerability to general adverse economic and industry conditions;
  our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business;
  our level of indebtedness may place us at a competitive disadvantage compared to our competitors that have less debt; and
  our failure to comply with the financial and other restrictive covenants in the agreements governing our indebtedness, which, among other things, may limit our ability to borrow additional funds and could result in an event of default, could have a material adverse effect on us.

        As of March 25, 2003, we owed a contractual amount of $56.4 million in senior secured term loans with a carrying amount of $67.7 million and had no senior secured revolving loans under our senior credit agreement. As of such date, three letters of credit in the face amounts of $0.8 million, $3.7 million and $4.5 million, respectively were issued and outstanding under the senior credit facility. We will be able to incur additional indebtedness in the future, including $8.4 million of additional debt available under our revolving credit facility. Additional indebtedness will increase the risks described above. All borrowings under our senior credit agreement, are secured and senior to our common stock.

        For risks associated with the restrictive covenants in our debt instruments, see "--Restrictive covenants in our debt instruments."

History of net losses—we have a history of net losses and we may incur net losses in the future which could adversely affect our ability to service our indebtedness.

        We have a history of net losses and have not been profitable in recent years and may not be profitable in the future. For the years ended December 29, 2001, December 30, 2000 and January 1, 2000, our net losses were approximately $11.8 millions, $19.2 million and $16.0 million, respectively. However, following the recapitalization of our company completed in May 2002, as described below under "Darling International Inc.," we reported a net profit of $4.7 million for the nine months ended September 28, 2002. If, however, we incur net losses in the future, our ability to pay principal and interest on our indebtedness could be adversely affected.

         In order to establish consistent profitability, we must continue to do one or more of the following:

  maintain our collection fees at levels sufficient to recover an adequate portion of collection costs;
  increase gross margins to the extent of inflation;
  maintain our distribution capability;
  maintain competitiveness in pricing;
  continue to manage our operating expenses; and
  limit any increases in our indebtedness.

        There can be no assurance that we will achieve these objectives or attain consistent profitability.

Limitation on net operating loss carryforwards—as a result of the recapitalization, our ability to apply federal income tax net operating loss carryforwards will be limited.

         As a result of the recapitalization of our company in May 2002, our ability to use federal income tax net operating loss carryforwards to offset future taxable income that may be generated will be limited. In particular, we have undergone a change in ownership under Section 382 of the Code as a result of the recapitalization. By virtue of such a change in ownership, an annual limitation (generally equal to the pre-change value of our stock multiplied by the adjusted federal tax-exempt rate, which is set monthly by the IRS based on prevailing interest rates and equal to 5.01% for May 2002) will be applied to the use of those net operating loss carryforwards against future taxable income.

Restrictive covenants in our debt instruments—restrictions imposed by our senior credit agreement, and future debt agreements may, limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

        Our senior credit agreement will, and future debt agreements may, restrict our ability to:

  incur additional indebtedness;
  issue additional capital stock or preferred stock;
  pay dividends and make other distributions;
  prepay subordinated debt;
  make restricted payments;
  create liens;
  merge, consolidate or acquire other businesses;
  sell and otherwise dispose of assets; and
  enter into transactions with affiliates.

        These terms may impose restrictions on our ability to finance future operations, implement our business strategy, fund our capital needs or engage in other business activities that may be in our interest. In addition, our senior credit agreement will, and future indebtedness may, require us to maintain compliance with specified financial ratios. Although we are currently in compliance with the financial ratios and do not plan on engaging in transactions that may cause us to not be in compliance with the ratios, our ability to comply with these ratios may be affected by events beyond our control, including the risks described in the other risk factors.

        A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the senior credit agreement. In the event of a default under the senior credit agreement, the lenders under the senior credit agreement may elect to:

  declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be immediately due and payable; or
  require us to apply all of our available cash to repay these borrowings.

         The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing, including under the revolving credit facility.

        If we are unable to repay these borrowings when due, the lenders under the senior credit agreement also will have the right to proceed against the collateral, which consists of substantially all of our assets. If the indebtedness under the senior credit agreement were to be accelerated, our assets may be insufficient to repay this indebtedness in full under those circumstances. Any future credit agreement or other agreement relating to our indebtedness to which we may become a party may include the covenants described above and other restrictive covenants.

Ranking of our common stock—upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or our property, the holders of our debt will be entitled to be paid in cash before any payment may be made with respect to our common stock.

        Our obligations with respect to our Series A Preferred Stock are subordinate and junior in right of payment to all our present and future indebtedness, including indebtedness under our senior credit agreement, but will rank senior to our common stock. In the event of our bankruptcy, liquidation or reorganization, our assets will be available to pay obligations on the Series A Preferred Stock and then the common stock only after all holders of our indebtedness and all our other creditors have been paid. As a result, in the event of our liquidation or bankruptcy it is likely that there will be no assets available for distribution to our equity holders and thus no value to our equity.

Dividends--our ability to pay any dividends on our common stock may be limited.

        We have not declared or paid cash dividends on our common stock since January 3, 1989. The payment of any dividends by us on our common stock in the future will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, the general financial condition of our subsidiaries and general business conditions.

        Our ability to pay any cash or noncash dividends on our common stock is subject to applicable provisions of state law and to the terms of our senior credit agreement. The terms of our senior credit agreement prohibit us from paying any cash dividends on our common stock so long as any indebtedness or commitments remain outstanding under our senior credit agreement. Moreover, under Delaware law, we are permitted to pay cash or accumulated dividends on our capital stock, including our common stock, only out of surplus, or if there is no surplus, out of our net profits for the fiscal year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends, we must have surplus or net profits equal to the full amount of the dividends at the time such dividend is declared. In determining our ability to pay dividends, Delaware law permits our Board of Directors to revalue our assets and liabilities from time to time to their fair market values in order to establish the amount of surplus. We cannot predict what the value of our assets or the amount of our liabilities will be in the future and, accordingly, we cannot assure the holders of our common stock that we will be able to pay dividends on our common stock.

Additional Issuance of Shares--we may issue additional common stock or preferred stock, which could dilute your interests.

        Our certificate of incorporation, as amended does not limit the issuance of additional common stock or additional series of preferred stock ranking junior to our Series A Preferred Stock. As of March 25, 2003 we have available for issuance 37,718,552 authorized but unissued shares of common stock and 900,000 authorized but unissued shares of preferred stock that may be issued in additional series.

Volatility of Share Price--the market price of our common stock could be volatile.

        The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock could fluctuate widely in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results, earnings releases by us, changes in financial estimates by securities analysts, sales of substantial amounts of our common stock, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

Key Personnel--Our success is dependent on our key personnel.

        Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our business and prospects. We believe that our future success will depend in part on our ability to attract, motivate and retain skilled technical, managerial, marketing and sales personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting, motivating and retaining key personnel. The failure to hire and retain such personnel could materially adversely affect our business and results of operations.

Competition--the most competitive aspect of our business is the procurement of raw materials.

        Our management believes that the most competitive aspect of our business is the procurement of raw materials rather than the sale of finished products. During the last ten plus years, pronounced consolidation within the meat packing industry has resulted in bigger and more efficient slaughtering operations, the majority of which utilize "captive" processors. Simultaneously, the number of small meat packers, which have historically been a dependable source of supply for non-captive processors, such as us, has decreased significantly. Although the total amount of slaughtering may be flat or only moderately increasing, the availability, quantity and quality of raw materials available to the independent processors from these sources have all decreased. Major competitors include: Baker Commodities in the West; National By-Products in the Midwest; and Griffin Industries in Texas and the Southeast. Each of these businesses compete in both the Rendering and Restaurant Service segments. A significant decrease in raw materials available could materially and adversely affect our business and results of operations.

        The rendering and restaurant services industry is highly fragmented and very competitive. We compete with other rendering and restaurant services businesses and alternative methods of disposal of animal processing by-products and used restaurant cooking oil provided by trash haulers and waste management companies, as well as the alternative of illegal disposal. We charge a collection fee to offset a portion of the cost incurred in collecting raw material. In recent years we have become highly dependent upon these collection fees. To the extent suppliers of raw materials look to alternate methods of disposal, whether as a result of our collection fees being deemed too expensive or otherwise, our raw material supply will decrease and our collection fee revenues will decrease, which could materially and adversely affect our business and results of operations.

Government regulations and approvals--we may incur material costs and liabilities in complying with government regulations.

        We are subject to the rules and regulations of various federal, state and local governmental agencies. Material rules and regulations and the applicable agencies are:

  the Food and Drug Administration (FDA), which regulates food and feed safety;
  the United States Department of Agriculture (USDA), which regulates collection and production methods;
  the Environmental Protection Agency (EPA), which regulates air and water discharge requirements, as well as local and state agencies governing air and water discharge;
  state Departments of Agriculture, which regulate animal by-product collection and transportation procedures and animal feed quality; and
  the United States Department of Transportation (USDOT), as well as local and state agencies, which regulate the operation of our commercial vehicles.

        Such rules and regulations may influence our operating results at one or more facilities. There can be no assurance that we will not incur material costs and liabilities in connection with such regulations.

Ownership of our company—our lenders have the ability to exercise significant control over all major corporate transactions and may have interests that conflict with the interests of the other holders of our common stock.

        Our lenders, through their beneficial ownership of our common stock, in the aggregate own 75% of our voting equity. If they act in concert, the lenders have effective control of us by virtue of their ability to elect the majority of our directors, to approve any action requiring the approval of our stockholders, including amendments to our charter documents, and to effect fundamental corporate transactions such as mergers and asset sales. The interests of the lenders as stockholders may differ from the interests of the other holders of our common stock, thus the lenders may take actions that may disadvantage our other stockholders. However, we were advised at the time of the recapitalization of our company in May 2002, that the lenders do not have and do not expect to have any contracts, arrangements or understandings to vote as a group for the election of directors or on any other issue or to hold or dispose of their common stock or Series A Preferred Stock.

We are highly dependent on natural gas.

        Our operations are highly dependent on the use of natural gas. A material increase in natural gas prices over a sustained period of time could materially adversely affect our business, financial condition and results of operations.

Certain of our 24 operating facilities are highly dependent upon a few suppliers.

        Certain of our 24 operating facilities are highly dependent on one or a few suppliers. Should any of these suppliers choose alternate methods of disposal, cease their operations, have their operations interrupted by casualty, or otherwise cease using our collection services, such operating facilities would be materially and adversely affected.

In certain markets we are highly dependent upon the continued and uninterrupted operation of a single operating facility.

        In the majority of our markets, in the event of a casualty or condemnation involving a facility located in such market, we would utilize a nearby operating facility to continue to serve our customers in such market. In certain markets, however, we do not have alternate operating facilities. In the event of a casualty or condemnation, we would experience an interruption in our ability to service our customers and to procure raw materials. This would materially and adversely affect our business and results of operations in such markets. In addition, after an operating facility affected by a casualty or condemnation is restored, there could be no assurance that customers who in the interim choose to use alternative disposal services would return to use our services.

Bovine spongiform encephalopathy (BSE) or "mad cow disease."

        Effective August, 1997, the FDA promulgated a rule prohibiting the use of mammalian proteins, with some exceptions, in feeds for cattle, sheep and other ruminant animals. The intent of this rule is to prevent the spread of BSE, commonly referred to as "mad cow disease," should the disease ever occur in the United States. Our management believes that we are in compliance with the provisions of the rule.

         The European fear of "mad cow disease" could adversely impact acceptance of our finished products in Europe. To date, the "mad cow disease" situation in Europe and new FDA restrictions, coupled with much lower prices for competing commodities, has caused lower prices for some of our key products. If "mad cow disease" were to spread to the United States, this could have a material adverse affect on our business and results of operations.

Events such as those of September 11, 2001 and the war with Iraq may adversely affect the U.S. and international economies, the markets for our common stock, and our operations.

         Following the September 11, 2001 terrorist attacks, there has been substantial volatility in the U.S., Canadian and international financial markets. Continued military or other response by the United States or its allies, future terrorist attacks or the anticipation of any such actions or events, as well as the war with Iraq, may have adverse impacts on the U.S. and world economies and may disrupt financial markets (including payment systems and clearinghouses) for extended periods of time. These armed conflicts or attacks may also directly impact our physical facilities or those of our suppliers or customers and could have an impact on our domestic and international sales, supply chain, production capability and ability to deliver our products to our customers.

         Political and economic instability in some regions of the world may also result and could negatively impact our business and financial condition and our expectations as described in forward-looking statements. The foregoing events may adversely affect our financial condition and the trading price of our common shares.

DARLING INTERNATIONAL INC.

        We are a recycler of food processing by-products. We collect and recycle animal processing by-products and used restaurant cooking oil from food service establishments. We process such raw materials at 24 facilities located throughout the United States into finished products such as tallow, protein and yellow grease. We sell these products nationally and internationally, primarily to producers of various industrial and commercial oleo-chemicals, soaps, pet foods and livestock feed, for use as ingredients in their products or for further processing into basic chemical compounds. In additon, we provide grease trap service to food service establishments under the name TORVAC. Grease trap service includes the scheduled periodic removal of grease and solids from the grease trap to ensure the trap functions as intended, keeping these materials from entering the sewer system. Many cities and municipalities have ordinances and/or regulations that require periodic grease trap service as part of restaurant operations.

        On May 13, 2002, we consummated a comprehensive recapitalization plan designed to provide us with sufficient financing to implement our business plan and improve our debt and capital structure. The principal components of the recapitalization consisted of:

  the issuance to our lenders of (a) 46,705,086 shares of common stock, such that the lenders collectively own 75% of our issued and outstanding common stock and (b) 100,000 shares of 6% cumulative redeemable Series A Preferred Stock with a liquidation preference of $100 per share in exchange for the cancellation of an aggregate of approximately $64.6 million of indebtedness owed by us, comprised of (i) $55.4 million principal amount of loans under our previous credit agreement, (ii) $5.3 million of accrued and unpaid interest and commitment fees owing under our previous credit agreement and (iii) the $3.9 million forbearance fee we owed to the lenders under the forbearance agreement then existing;
  a new amended and restated credit agreement with the lenders that provides for a $61.0 million term loan and a revolving credit facility of $17.3 million for working capital loans and letters of credit. The term loan and the revolving credit facility mature on May 10, 2007;
  the reduction of our indebtedness to the lenders from approximately $126.9 million to $61.0 million principal, as of the date of the recapitalization;
  the reduction in the size of our Board of Directors from six to five members (which has subsequently been restored to six members) and the nomination for election of the three designees of the lenders and two existing directors to our Board of Directors until our 2003 annual meeting of stockholders;
  our granting certain preemptive rights to the lenders; and
  our filing a registration statement with the SEC and granting the lenders certain other registration rights relating to the shares of common stock and preferred stock issued to them.

        For more detailed information, you should refer to reports and information incorporated by reference into this prospectus or the registration statement that includes this prospectus. For information on how we can "incorporate by reference" other filings we have made or will make with the SEC, and how we can disclose important information to you in such manner, see "Where You Can Find More Information-- Incorporation of Documents By Reference."

USE OF PROCEEDS

        All shares of common stock sold pursuant to this prospectus will be sold by certain of our executive officers and other key employees, whom we refer to as the "selling stockholders," for their own accounts.

        We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We will only receive proceeds if the selling stockholders exercise options underlying shares of our common stock being offered with this prospectus prior to the sale of those shares. If we receive any proceeds from the exercise of options, it will be added to our working capital. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the selling stockholders.

SELLING STOCKHOLDERS

        The common stock offered hereby is being registered to permit public secondary trading of such common stock, and each of the selling stockholders may offer the common stock for resale from time to time. See "Plan of Distribution." The number of shares of common stock that may actually be sold by each selling stockholder will be determined by such selling stockholder. Because each of the selling stockholders may sell all, some or none of the shares of common stock covered by this prospectus which each holds, and because the offering contemplated by this prospectus is not being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. Shares of common stock may be sold from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest. The selling stockholders may also loan or pledge the shares registered hereunder to broker-dealers and the broker-dealers may sell the shares so loaned or upon a default may effect the sales of the pledged shares pursuant to this prospectus.

        The table below sets forth the following information, as of March 25, 2003 assuming sale by the selling stockholders of all shares of common stock that may be acquired by them under the 1994 Employee Flexible Stock Option Plan:

  the name of the selling stockholder and the nature of positions held by the selling stockholder within the past three years with our company;
  the number of shares of common stock and options owned by the selling stockholder as of the date of this prospectus;
  the number of shares of common stock offered by this prospectus for the account of that selling stockholder;
  the number of shares of common stock to be owned by the selling stockholder if all shares covered by this prospectus held by such stockholder are sold; and
  the percentage (if more than one percent) of our common stock to be owned by the selling stockholder if all shares covered by this prospectus held by such stockholder are sold, based on the number of shares of our common stock outstanding as of March 25, 2003.

        Information concerning the selling stockholders may change from time to time. This prospectus will be supplemented from time to time as appropriate to update the information set forth below and to identify any additional selling stockholders who may offer shares of common stock hereunder.

				After Completion of Offering
Name of Selling Stockholder	Position with Darling International	Shares and Options Owned	Shares Offered	Shares Owned (1)	Percentage of Class Owned (2)
Randall C. Stuewe	Chairman and Chief Executive Officer	250,000	250,000	-	*
Denis Taura	Director (3)	1,236,000	540,000	696,000	1.1%
James A. Ransweiler	President and Chief Operating Officer	259,832	90,000	169,832	*
John O. Muse	Executive Vice President -Finance and Administration	52,500	45,000	7,500	*
Neil Katchen	Executive Vice President -Operations	78,800	73,800	5,000	*
Mitchell Kilanowski	Executive Vice President -Marketing and Research	46,500	45,000	1,500	*
Gilbert L. Gutierrez	Senior Vice President -Business Development	22,800	22,800	-	*
Joseph R. Weaver, Jr.	General Counsel and Secretary	35,100	35,100	-	*
Ernie DiLiberto	Vice President - International Marketing	24,720	24,720	-	*
Robert Hinerman	Vice President - Information Systems	15,500	15,500	-	*
William R. McMurtry	Vice President - Environmental Affairs	33,000	33,000	-	*
Tim Gentry	Controller	10,000	10,000	-	*
Brad Phillips	Treasurer	22,350	20,350	2,000	*
M.A. Reed	Assistant Secretary	6,900	6,900	-	*

* Less than 1%
(1)        Includes the following shares that may be acquired by the exercise of presently exercisable options granted otherwise than in connection with the 1994 Employee Flexible Stock Option Plan: 666,000 for Mr. Taura and 164,832 for Mr. Ransweiler.

(2)        Percentages are based on 62,281,448 shares of our common stock outstanding as of March 25, 2003 and is calculated in accordance with Rule 13d-3(d) under the Exchange Act.

(3)        From August 1999 until February 3, 2002, Mr. Taura was also Chairman of the Board and Chief Executive Officer of the Company.

PLAN OF DISTRIBUTION

        The common stock offered by this prospectus may be sold from time to time in one or more transactions through any of several methods, including in transactions on the American Stock Exchange, in ordinary brokerage transactions or block transactions, in negotiated transactions, through underwriters or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling shares through a broker or brokers or underwriters, who may act as principal or agent or both agent and principal, and such brokers or underwriters may receive compensation from the selling stockholders not to exceed that which is customary for the particular transactions.

        Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under that rule rather than pursuant to this prospectus. We cannot be sure that any of the selling stockholders will sell any or all of the shares of common stock offered by them under this prospectus.

WHERE YOU CAN FIND MORE INFORMATION--
INCORPORATION OF DOCUMENTS BY REFERENCE

         Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We file electronically with the SEC.

        We have filed a registration statement on Form S-8 with the SEC to register the shares offered by this prospectus. This prospectus is part of the registration statement but, as permitted by SEC rules, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows us to "incorporate by reference" the information that we file with the SEC. This means we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the SEC. Information that is filed with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus.

         The documents listed below are incorporated by reference in this prospectus. They contain important information about Darling International and its financial condition.

  Our Annual Report on Form 10-K for the fiscal year ended December 28, 2002.
  All other reports which we filed with the SEC after December 28, 2002 under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.
  The description of our common stock contained in our registration statement on Form 8-A (Registration No. 0-246201), filed September 4, 1997, as amended, and including any amendment or report filed for the purpose of updating such description.

         All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of the offering of the securities under this prospectus shall be deemed to be incorporated by reference in, and shall be deemed to become a part of, this prospectus, as of the date of filing with the SEC. Any statement incorporated in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement which has been subsequently modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

         You may request a copy of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference, at no cost, by writing or telephoning us at:

Darling International Inc.
251 O'Connor Ridge Boulevard, Suite 300
Irving, TX 75038
Phone: (972) 717-0300
Attention: Joseph R. Weaver, Jr.

         When you are deciding whether to purchase the shares being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell shares of common stock in any state where such an offer is not permitted.

LEGAL MATTERS

         The validity of the common stock offered by us hereby will be passed upon by Dechert LLP, New York, New York.

EXPERTS

         Our consolidated financial statements incorporated by reference in this prospectus from our Annual Report on Form 10-K as of December 28, 2002 and December 29, 2001, and for each of the years in the three-year period ended December 28, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated March 10, 2003, refers to a change in the method of accounting for derivative instruments and hedging activities in 2001 and a change in the method of accounting for and reporting of disposals of long-lived assets and discontinued operations in 2002.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.                  Incorporation of Documents By Reference.

        This registration statement on Form S-8 relates to the registration of the offer and sale of up to an additional 512,198 shares of common stock, par value $.01 per share, of Darling International Inc., which may be issued under the 1994 Employee Flexible Stock Option Plan. We hereby incorporate by reference, to the extent not otherwise amended or superseded by the contents hereof, the contents of the registration statement on Form S-8, File No. 33-99868, filed with the Securities and Exchange Commission on November 29, 1995, originally covering awards for 500,000 shares of common stock (currently 1,500,000 shares of common stock after giving effect to a three-for-one stock split that was made effective on November 7, 1997).

        The following documents, which we have filed with the SEC, are also incorporated by reference into this registration statement:

  Our Annual Report on Form 10-K for the fiscal year ended December 28, 2002;
  All other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 28, 2002; and
  The description of our common stock contained in our registration statement on Form 8-A (Registration No. 0-246201), filed on September 4, 1997, as amended, and including any amendment or report filed for the purpose of updating such description.

        In addition, all documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares of common stock registered on this registration statement have been sold or (2) effects the deregistration of the balance of such shares then remaining unsold shall be deemed to be incorporated in this registration statement by reference. Each document incorporated by reference into this registration statement shall be deemed to be a part of this registration statement from the date of the filing of such document with the SEC until the information contained therein is superseded or updated by any subsequently filed document with is incorporated by reference into this registration statement.

Item 4.                  Description of Securities.

         Not applicable.

Item 5.                  Interests of Named Experts and Counsel.

         Dechert LLP has given an opinion, which is filed as an exhibit to this registration statement, regarding the validity of the securities registered hereby. Fredric J. Klink, one of our directors, was a partner in the law firm of Dechert until December 31, 2001, when he became "of counsel" at Dechert. Mr. Klilnk benefically owns 190,000 shares of our common stock. We pay Dechert fees for the performance of various legal services.

Item 6.                  Indemnification of Directors and Officers.

         As permitted under Section 102(b)(7) of the Delaware General Corporation Law, our restated certificate of incorporation, as amended, provides that our directors (including any advisory director) shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  for any breach of the director's duty of loyalty to us or to our stockholders;
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
  under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or
  for any transaction from which the director derives an improper personal benefit.

         In addition, as permitted by Section 145 of the Delaware General Corporation Law our restated certificate of incorporation, as amended and our amended and restated bylaws, as amended provide that we shall indemnify any person, including officers and directors, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company), by reason of the fact that such person is or was a director, officer, employee or agent of our company or is or was serving at the request of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful.

        Furthermore, as permitted by Section 145, expenses (including attorneys fees) incurred by an officer or director defending or settling any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by us. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate.

        And as provided in Section 145, the indemnification and advancement of expenses provided by, or granted pursuant to, the above-described provisions shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        We have obtained a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.                  Exemption from Registration Claimed.

        Not applicable.

Item 8.                  Exhibits.

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 filed May 23, 2002 (Registration No. 333-88944)).
3.2	Amended and Restated Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q filed August 12, 1997).
5.1	Opinion of Dechert LLP.
10.1	Darling International Inc. 1994 Employee Flexible Stock Option Plan (incorporated by reference to Exhibit 2 to the Registrant's Revised Definitive Proxy Statement filed April 20, 2001.)
23.1	Consent of Dechert LLP (included in Exhibit 5).
23.2	Consent of KPMG LLP.
24.1	Power of Attorney (included on signature page).

Item 9.                  Undertakings.

  We hereby undertake:
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
  We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 31st day of March, 2003.

DARLING INTERNATIONAL INC.

By: /s/ Randall C. Stuewe Randall C. Stuewe Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

         KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randall C. Stuewe and John O. Muse and each of them, individually, his attorneys-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall C. Stuewe	Chairman of the Board and	March 31, 2003
Randall C. Stuewe	Chief Executive Officer

/s/ James A. Ransweiler	President and Chief Operating Officer	March 31, 2003
James A. Ransweiler	(principal executive officer)

/s/ John O. Muse	Vice President - Fnance and	March 31, 2003
John O. Muse	Administration, Chief Financial Officer
(principal financial and accounting officer)

/s/ O. Thomas Albrecht	Director	March 31, 2003
O. Thomas Albrecht

/s/ Fredric J. Klink	Director	March 31, 2003
Fredric J. Klink

/s/ Charles Macaluso	Director	March 31, 2003
Charles Macaluso

/s/ Richard A. Peterson	Director	March 31, 2003
Richard A. Peterson

/s/ Denis J. Taura	Director	March 31, 2003
Denis Taura

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 filed May 23, 2002 (Registration No. 333-88944)).
3.2	Amended and Restated Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q filed August 12, 1997).
5.1	Opinion of Dechert LLP.
10.1	Darling International Inc. 1994 Employee Flexible Stock Option Plan (incorporated by reference to Exhibit 2 to the Registrant's Revised Definitive Proxy Statement filed April 20, 2001.)
23.1	Consent of Dechert LLP (included in Exhibit 5).
23.2	Consent of KPMG LLP.
24.1	Power of Attorney (included on signature page).